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                                                                     Exhibit (m)

(NEW YORK LIFE LOGO)





AD105 VUL2000 ILLUSTRATION SAMPLE CALCULATION

Illustrated contractowner:

      Male Issue Age 36 Preferred Risk Class, $3,000 Planned Annual Premium, 100% Allocated to the Separate Account, Face Amount $250,000, Life Insurance Benefit Option 1. No policy loans or partial withdrawals have been assumed.

Current Cost of Insurance Rates
Hypothetical Gross Annual Investment Return = 10.00%
Assumed Asset Charges = 0.82%

POLICY VALUE

POLICY VALUE = [BEGINNING POLICY VALUE + NET PREMIUM - MONTHLY DEDUCTION] x NET INVESTMENT FACTOR

DERIVATION OF ANNUAL SEPARATE ACCOUNT RATE OF RETURN FROM GROSS RATE OF RETURN

      Net Separate Account Rate of Return = 9.10% =
      [(1 + Gross Separate Account Rate of Return) /\ (1/365) - (Assumed Asset Charge/365)] /\ 365 - 1
      [(1 + 10.00%) /\ (1/365) - (0.82% / 365)] /\ 365 - 1

      *Asset charges vary by investment division: Actual Asset Charges deducted from Gross Rate of Return will vary with the contractowner's allocation of premium and policy value between the available investment divisions and the fixed account. Asset charges represent investment advisory fees and other expenses paid by the portfolios.

HOW THE PERIODIC DEDUCTION OR COST OF INSURANCE AND OTHER CONTRACT CHARGES ARE MADE

NET PREMIUM = Gross Premium - Premium Load

      The Premium Load equals 6.00% of Gross Premium received, up to the Surrender Charge Premium.
      The Premium Load equals 4.5% of Gross Premium received in excess of the Surrender Charge Premium.

Monthly Deduction = COI Deduction + Deferred Sales Expense + Administrative Charge + M&E Charge

      For example, on the fifth policy anniversary for a Male, Preferred, Issue Age 36:

      Net Premium = $3,000 x (1 - 0.06) = $2,820

            COI DEDUCTION = (Death Benefit / 1.00327 - Policy Value) x Monthly COI Rate
                  The current Monthly COI Rate is 0.00011
                  The illustrated Death Benefit is $250,000.
                  Policy Value = End of year 4 Policy Value + Net Premium Received = $11,769.55 + $2,820.00 = $14,589.55
                  COI Deduction = (250,000 /1.00327 - 14,589.55) x (0.00011) =
                  $25.81

            MONTHLY CONTRACT FEE = $10 per month in Policy Years 2 and later

            SEPARATE ACCOUNT ADMINISTRATIVE CHARGE = (0.0500%) x (Policy Value)
                  Policy Value = End of year 4 Policy Value + Net Premium Received = $11,769.55 + $2,820.00 = $14,589.55
                  Separate Account Administrative Charge = (0.0125%) x (14,589.55) = $1.82

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            M&E CHARGE = (0.0417%) x (Policy Value allocated to the Separate
            Account)
                  Policy Value = End of year 4 Policy Value + Net Premium Received = $11,769.55 + $2,820.00 = $14,589.55
                  M&E Charge = (0.0417%) x (14,589.55) = $6.08

            The Monthly Deduction, year 5 month 1 = $25.81 + $10.00 + $1.82 + $6.08 = $43.71

NET INVESTMENT FACTOR

The Net Investment Factor is calculated on every day in which the New York Stock Exchange is open. The Net Investment Factor is defined in the contract as (1) divided by (2) where:

            (1)   Is the net result of:

                  - The net asset value per share of the portfolio held in the separate account at the end of the current valuation period, plus

                  - The per share amount of any dividend or capital gain distribution made by the portfolio during the current valuation period, minus

                  -     Any charges against the assets of the Investment
                        Division

            (2) Is the net asset value per share of the portfolio held in the separate account at the end of the last prior valuation period.

      For the illustration, a hypothetical monthly net investment factor is calculated which is equivalent to a 9.10% net annual effective rate of return:

            MONTHLY NET INVESTMENT FACTOR (HYPOTHETICAL) = (1 + 9.10%) /\ (1/12)

      For the end of month 1, Policy year 5:
            Net Investment Factor = (1.0910) /\ (1/12) = 1.0072843

      The following is a detailed representation of the interim policy value calculations during Policy Year 5:

                                                                                                   Monthly
          Beginning              Value            Monthly                                Value       Net
Policy     Policy      Net       After     COI    Contract  Admin    M&E     Monthly     After    Investment
Month       Value     Premium   Premium   Charge    Fee     Charge  Charge  Deduction  Deduction    Factor
--------  ---------  --------  ---------  ------  --------  ------  ------  ---------  ---------  ----------
   1      11,769.55  2,820.00  14,589.55   25.81   10.00     1.82    6.08     43.71    14,545.84   1.0072843
   2      14,651.80      0.00  14,651.80   25.80   10.00     1.83    6.10     43.73    14,608.07   1.0072843
   3      14,714.48      0.00  14,714.48   25.79   10.00     1.84    6.13     43.76    14,670.72   1.0072843
   4      14,777.58      0.00  14,777.58   25.78   10.00     1.85    6.16     43.79    14,733.79   1.0072843
   5      14,841.12      0.00  14,841.12   25.78   10.00     1.86    6.18     43.82    14,797.30   1.0072843
   6      14,905.08      0.00  14,905.08   25.77   10.00     1.86    6.21     43.84    14,861.24   1.0072843
   7      14,969.50      0.00  14,969.50   25.76   10.00     1.87    6.24     43.87    14,925.63   1.0072843
   8      15,034.35      0.00  15,034.35   25.76   10.00     1.88    6.26     43.90    14,990.45   1.0072843
   9      15,099.65      0.00  15,099.65   25.75   10.00     1.89    6.29     43.93    15,055.72   1.0072843
  10      15,165.39      0.00  15,165.39   25.74   10.00     1.90    6.32     43.96    15,121.43   1.0072843
  11      15,231.58      0.00  15,231.58   25.73   10.00     1.90    6.35     43.98    15,187.60   1.0072843
  12      15,298.23      0.00  15,298.23   25.73   10.00     1.91    6.37     44.01    15,254.22   1.0072843

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SURRENDER VALUE

      Surrender Charges are calculated as:
      The lesser of: 50% of the total premium payments under the policy less the cumulative monthly contract charge incurred for the first 3 Policy Years or a Percentage of the Surrender Charge Premium
      Through year 5, the total premium payments = $15,000
      The cumulative monthly contract charge for the first 3 Policy years = (30x12) + (10x12) + (10x12) = $600
      The difference = $15,000 -$600 = $14,400
      In year 5, the percentage applied to calculate the Surrender Charge Premium is 86%
      The Surrender Charge Premium per thousand for a Male Preferred, Issue Age 36 is 15.71
      Percentage of the Surrender Charge Premium = (86% x 15.71 x 250)
      = $3,377.65
      The Surrender Charge = lesser of $14,400 and $3,377.65 = $3,377.65 Surrender Value = Policy Value - Surrender Charge
      Surrender Value, End of Year 5 = $15,365.32 - $3,377.65 = $11,987.67

DEATH BENEFITS

      The Life Insurance Benefit Option 1 equals the greater of:

            -     The face amount on the date of death, or

            - The percentage of the policy value shown in the Compliance with Federal Laws Provision.

      For a Male contractowner of attained age 40, the percentage of the policy value in the Compliance with Federal Laws Provision is 250%

      Death Benefit, end of year 5 = the greater of

            -     Face Amount = $250,000, or

            -     250% x Policy Value = 2.50 x $15,365.32= $38,413.30

      Death Benefit, end of year 5 = $250,000

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HOW CALCULATIONS VARY FOR OTHER CONTRACT YEARS

MONTHLY DEDUCTION

            -     Monthly COI rates vary by attained age

            - Separate Account Administrative Charge rates decline with increasing Cash Value allocated to Separate Account

            -     Monthly Contract Fee = $30 per month in Policy Year 1

SURRENDER VALUE

            - Surrender Charge Premium varies by gender, issue age and classification of the insured as a smoker or non-smoker

            -     Percentage applied to Surrender Charge Premium varies by
                  Policy Year

            -     Surrender Charge is zero in years 16 and later

            - Percentages applied to the Surrender Charge Premium for the illustrated contractowner in other contract years follow the schedule below:

                                         PERCENTAGE APPLIED TO
                                           SURRENDER CHARGE
          POLICY YEAR                          PREMIUM
               1                                100%
               2                                100%
               3                                100%
               4                                 93%
               5                                 86%
               6                                 79%
               7                                 72%
               8                                 65%
               9                                 58%
              10                                 51%
              11                                 44%
              12                                 37%
              13                                 29%
              14                                 19%
              15                                  9%
              16+                                 0%

DEATH BENEFIT

            - Death Benefits may exceed the Face Amount according to the Compliance with Federal Laws Provision.